Exhibit 10.17
CHEVRON CORPORATION
NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION AND DEFERRAL PLAN
Retainer Stock Option Agreement
Name of Director:
(Please sign below and return this Agreement)
Chevron Corporation has made the following grant to you, subject to the terms of the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan (the “Plan”) and rules adopted under it. Both documents are incorporated into this Agreement and copies are available to you on request. By signing this Agreement and accepting this grant, you are agreeing to all the terms and conditions of the Plan and its rules.
1.	Date of Grant:

2.	The Exercise Price is $___ per share, which is the Fair Market Value of the Shares subject to this Retainer Option on the Date of Grant.

3.	The number of Shares subject to this Retainer Option is ___ Shares, subject to adjustment as provided in Section X of the Plan.

4.	This Retainer Option is a nonstatutory stock option.

5.	This Retainer Option vests as follows: ___ percent on and the remaining percent on the earlier of the last day of the Annual Compensation Cycle to which the Grant relates or .

6.	This Retainer Option becomes exercisable on .

7.	This Retainer Option is transferable as provided in Section VI of the Plan and Section VII of its rules.

8.	This Retainer Option will expire ten years from the Date of Grant, or such earlier date as it expires or is forfeited pursuant to Section III of the rules under the Plan.
IN WITNESS WHEREOF, Chevron Corporation has caused this Agreement to be executed on its behalf by its duly authorized representative and the Director has executed the same on the day and year indicated below.

Date:	By:

Date:	By:
Director

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